UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

UNITED NATURAL FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

313 Iron Horse Way, Providence, RI 02908

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (401) 528-8634

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities.

On June 9, 2011, United Natural Foods, Inc., a Delaware corporation (the “Company”) entered into an asset purchase agreement with L&R Distributors, Inc., a New York corporation (“L&R”) pursuant to which the Company has agreed to sell to L&R the Company’s non-foods and general merchandise lines of business, including certain inventory related to this business.  In connection with the Company’s divestiture of its non-foods and general merchandise lines of business, which, subject to the satisfaction of certain customary closing conditions, the Company expects will be consummated in the first quarter of fiscal 2012, the Company expects to incur associated restructuring and impairment charges of approximately $11.0 million to $12.5 million on a pre-tax basis during the fourth quarter of fiscal 2011 and first quarter of fiscal 2012. These costs will consist primarily of approximately $5.0 million to $5.6 million of expenses associated with the impairment of the Company’s Harrison, Arkansas facility and related equipment resulting from the Company’s termination of operations at the facility; approximately $4.0 million to $4.3 million of expenses related to associate severance and related benefit costs; and approximately $2.0 million to $2.6 million of other non-recurring charges incurred to fully transition the specialty food business from the Harrison, Arkansas facility into the Company’s other facilities. Approximately $8.4 million to $9.6 million of these costs are expected to be incurred in the fourth quarter of fiscal 2011, with the exact amount dependent upon the timing of the completion of the transfer of the Company’s specialty foods inventory from its Harrison, Arkansas facility. The balance of the charges is expected to be incurred in the first quarter of fiscal 2012.  Of the anticipated total charges, the Company estimates that approximately $6.0 million to $6.9 million will be cash expenditures, $3.4 million to $4.0 million of which are expected to be incurred in the fourth quarter of fiscal 2011 and $2.6 million to $2.9 million of which are expected to be incurred in the first quarter of fiscal 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

	By:	/s/ Mark E. Shamber
	Name:	Mark E. Shamber
	Title:	Senior Vice President, Chief Financial
Officer and Treasurer

Date: June 10, 2011